SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported) February 2, 1997


                           NU SKIN ASIA PACIFIC, INC.
             (Exact Name of Registrant as Specified in its Charter)



          Delaware                   001-12421               87-0565309
(State or Other Jurisdiction        (Commission            (IRS Employer
     of Incorporation)              File Number)        Identification No.)


75 West Center Street, Provo, Utah               84601
(Address of Principal Executive Offices)       (Zip Code)

Registrant's telephone number, including area code (801) 345-6100


          (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

FEBRUARY 2, 1997 PRESS RELEASE

          On February 2, 1997, Nu Skin Asia Pacific, Inc. (the "Company") issued a press release, a summary of which is set forth below, announcing growth in the number of distributors for the Company's fourth quarter of 1996 and new product introductions.

          In the press release, the Company reported that the number of active distributors in the Company's markets increased by more than ten percent in its fourth quarter ended December 31, 1996. As of December 31, 1996, active distributors totaled more than 375,000, of which 20,000 achieved sales leadership positions. The Company stated that it planned to release figures for distributor growth by country along with year-end earnings on February 19, 1997.

          The Company also announced that Nu Skin Japan anticipated the launch of two nutrition products and a new skin care system, and that Nu ColourJ cosmetics were introduced in South Korea in January 1997.

          The Company noted in the press release that some statements contained in the release may include forward-looking statements that may involve risks and uncertainties, and that actual results and outcomes may also differ materially from those discussed. As the Company noted, factors that might cause such differences include, but are not limited to, management of growth, expansion of new markets, fluctuations in currency and risks associated with new products -- those risks inherent with the importation, regulation and sale of new product lines. The Company referred readers to its prospectus dated Nov. 21, 1996, for a complete discussion of associated risks.

FEBRUARY 19, 1997 PRESS RELEASE

         On February 19, 1997, the Company issued a press release, a summary of which is set forth below, announcing 1996 earnings and plans to commence operations in Thailand.

          In the press release, the Company reported that revenue for the year ended December 31, 1996 was $678.6 million, up 89.2 percent from $358.6 million for the year ended December 31, 1995. Net income for 1996 was $81.7 million, up
103.2 percent from $40.2 million for 1995. Earnings per share were $1.01 for 1996, compared to earnings per share of $0.50 for 1995.

          The Company also reported that revenue in its fourth quarter ended December 31, 1996 was $207.3 million, up 76.9 percent from $117.2 million in the quarter ended December 31, 1995. Net income in the fourth quarter of 1996 was $21.4 million, up 71.2 percent from $12.5 million in the fourth quarter of 1995. Earnings per share for the fourth quarter of 1996 were $0.26, as compared to $0.15 for the fourth quarter of 1995.

          The Company noted that 1996 earnings per share were higher than analysts' forecasts. The Company attributed this increase to business growth and, in part, to a lower number of shares outstanding as computed in accordance with accounting standards.

          The Company reported revenue for 1996 in each of its current markets. In Japan, revenue increased by $148.5 million, or 64.1 percent, to $380.0 million, which the Company attributed to sales growth in the nutrition, cosmetics and hair categories. In Taiwan, revenue increased by $49.2 million, or
46.7 percent, to $154.6 million, which the Company attributed to the introduction of new products, including Nu ColourJ cosmetics and LifePak(R) nutrition supplements. In South Korea, revenue increased to $122.3 million, which the Company attributed to high levels of distributor sponsorship. In Hong Kong, revenue remained at $17.0 million. The Company explained that the lack of growth in local revenue in Hong Kong was due to the fact that several leading Hong Kong distributors continued to focus their efforts on larger Asian markets.

          The Company reported that gross profit as a percentage of revenue was
71.5 percent in 1996, down slightly from 73.1 percent in 1995. The Company attributed this decline to the strengthening of the U.S. dollar, higher import duties on nutrition products and the commencement of operations in South Korea, where local regulations require higher import prices than in other Asian countries. Operating income in 1996 increased to $128.4 million, up 118.4 percent from $58.8 million in 1995. Operating income as a percentage of revenue increased to 18.9 percent in 1996 from 16.4 percent in 1995. The Company attributed this increase primarily to lower selling, general and administrative expenses as a percentage of revenue, as well as to lower distributor incentives resulting from a prescribed maximum level of commissions in South Korea of 35 percent.

          The Company reported that the total number of active distributors increased to 377,000 as of December 31, 1996, up 59.7 percent from 236,000 as of December 31, 1995. The Company noted that growth was particularly strong among executive distributors, those who achieved sales leadership positions. The total number of executive distributors increased to 20,483 as of December 31, 1996, up
171.3 percent from 7,550 as of December 31, 1995.

          The Company also announced that it plans to launch several new products in 1997. The Company reported that 1997 product introductions already included Nu ColourJ cosmetics in South Korea, and FibrenetJ, Multi Hydroxy AcidsJ and Dermatic EffectsJ Body Contouring Lotion in Japan.

          The Company reported that, as a result of the weakening Japanese yen, management is implementing several strategies to offset the effects of currency fluctuations, including the implementation of modest price increases in all markets on most products and the increase of the Company's use of foreign exchange contracts. The Company stated that this price increase represents the first meaningful price increase in Japan since operations commenced.

          The Company also announced plans to commence operations in Thailand on March 13, 1997. In addition to the opening of Thailand, the Company expects further geographic expansion by opening new distribution and walk-in centers in Japan and South Korea.

          The Company stated that it also hopes to increase distributor productivity through participation in a global distributor equity incentive program, which will give distributors options to purchase 1.6 million shares of the company's currently outstanding shares of Class A common stock. The number of options each distributor receives will be based on the distributor's performance and productivity through August 31, 1997. The options are exercisable at a price of $5.75 per share and will vest on December 31, 1997. The Company reported that, as anticipated, it recorded a $2.0 million charge in 1996 and expects additional charges in 1997 of approximately $18.0 million for the non-cash and non-recurring expenses associated with this distributor equity incentive program.

          The Company noted in the press release that some statements contained in the release may include forward-looking statements that may involve risks and uncertainties, and that actual results and outcomes may differ materially from those discussed or anticipated. As the Company noted, factors that might cause such differences include, but are not limited to, risks associated with the management of growth, dependence on independent distributors, potential impacts of price increases on sales and distributor growth, expansion into new markets, fluctuations in currency, risks associated with new product introductions, and risks inherent with the importation, regulation and sale of new product lines. The Company referred readers to its prospectus dated Nov. 21, 1996, for a complete discussion of associated risks.

          The Company included in the press release consolidated statements of income for the three months ended December 31, 1996 and 1995, as set forth below.

                           Nu Skin Asia Pacific, Inc.
                        Consolidated Statements of Income
                  For the Three Months Ended December 31, 1996
                    and 1995 (in thousands, except per share
                                    amounts)



                                                As a % of                 As a % of
                                     1996        Revenue        1995       Revenue
                                ------------   ----------    -----------   --------

Revenue
    Japan                        $114,972          55.5 %     $  77,940     66.5 %
    Taiwan                           47,541        22.9 %        31,315     26.7 %
    South Korea                      38,640        18.6 %            --         --
    Hong Kong                          4,904        2.4 %         6,346      5.4 %
    Sales to NSI affiliates            1,227        0.6 %         1,596      1.4 %
                                 -----------    ----------   -----------   -------
Revenue                              207,284      100.0 %       117,197    100.0 %

Cost of sales                         59,566      28.7 %         32,505     27.7 %
                                ------------    ---------    -----------   -------
Gross profit                        147,718       71.3 %         84,692     72.3 %
Operating expenses
  Distributor incentives             74,464       35.9 %         43,829     37.4 %
  Selling, general and
   administrative                    35,507       17.1 %         23,376     20.0 %
  Distributor stock expense           1,990        1.0 %             --       --
                                -------------   ----------   -----------   -------
Total operating expenses            111,961       54.0 %         67,205     57.4 %

Operating income                     35,757       17.3 %         17,487     14.9 %

Other income                          1,303        0.6 %            919      0.8 %
                                -------------   ----------   -----------   -------
Income before provision
  for income taxes                   37,060       17.9 %         18,406     15.7 %
Provision for income taxes           15,684        7.6 %          5,927      5.1 %

Net income                      $    21,376       10.3 %      $  12,479     10.6 %
                                  ===========   ===========    =========   =======
Earnings per share              $      0.26                   $    0.15

Weighted average number
  of shares outstanding              82,689                      80,518



          The Company also included in the press release a table showing distributor growth by market, as set forth below.


                           Nu Skin Asia Pacific, Inc.
                          Distributor Growth by Market


             As of December  31, 1996   As of December  31, 1995       % Increase
             Active         Executive   Active         Executive     Active   Executive


Japan        215,000           10,169   147,000            4,017     46.3 %     153.1 %
Taiwan        91,000            5,098    75,000            3,014     21.3 %      69.1 %
South Korea   57,000            4,675        --               --       --          --
Hong Kong     14,000              541    14,000              519      0.0 %       4.2 %
             -------           ------   -------            -----     ------     -------

Total        377,000           20,483   236,000            7,550     59.7 %     171.3 %
             =======           ======   =======           ======    =======     =======


          The Company also included in the press release consolidated statements of income for the years ended December 31, 1996 and 1995, as set forth below.


                           Nu Skin Asia Pacific, Inc.
                        Consolidated Statements of Income
                 For the Years Ended December 31, 1996 and 1995
                    (in thousands, except per share amounts)



                                                As a % of                     As a % of
                                  1996           Revenue        1995           Revenue
                              ------------      ---------      -------       ---------


Revenue
  Japan                         $380,044        56.0 %        $231,540          64.6 %
  Taiwan                         154,564        22.8 %         105,415          29.4 %
  South Korea                    122,337        18.0 %              --            --
  Hong Kong                       17,037         2.5 %          17,046           4.7 %
  Sales to NSI affiliates          4,614         0.7 %           4,608           1.3 %
                                ----------    ----------     ------------     ---------
Revenue                           678,596       100.0 %        358,609         100.0 %

Cost of sales                     193,158        28.5 %         96,615          26.9 %
                                ----------    ----------      -----------     ---------
Gross profit                      485,438       71.5 %         261,994          73.1 %
                                ----------    ----------       ----------     ---------

Operating expenses
  Distributor incentives          249,613        36.8 %        135,722          37.9 %
  Selling, general and
    administrative                105,477       15.5 %          67,475          18.8 %
  Distributor stock expense         1,990        0.3 %              --            --
                              -------------   ----------     ------------     ---------
Total operating expenses          357,080       52.6 %         203,197          56.7 %

Operating income                  128,358       18.9 %          58,797          16.4 %

Other income                        2,833        0.4 %             511           0.1 %
                              -------------   ----------     -------------    ---------
Income before provision
  for income taxes                131,191       19.3 %          59,308          16.5 %

Provision for income taxes         49,494        7.3 %          19,097           5.3 %
                                -----------   -----------     ------------    ---------

Net income                    $     81,697      12.0 %       $  40,211          11.2 %
                               ============   ==========      ============    =========
Earnings per share            $       1.01                   $    0.50

Weighted average number
  of shares outstanding             81,060                      80,518



          The Company also included in the press release condensed consolidated balance sheet data at December 31, 1996 and 1995, as set forth below.

                           Nu Skin Asia Pacific, Inc.
                   Condensed Consolidated Balance Sheet Data
                   December 31, 1996 and 1995 (in thousands)

                                          1996                      1995

                                          ----                      ----

Cash and cash equivalents              $207,106                 $  63,213
Working capital                          66,234                     47,863
Total assets                            331,714                    118,228
Short term notes payable to
 stockholders                            71,487                         --
Short term note payable to NSI           10,000                         --
Long term note payable to NSI            10,000                         --
Stockholders' equity                    107,791                     61,771



MARCH 4, 1997 PRESS RELEASES

          On March 4, 1997, the Company issued three press releases, each announcing the appointment of three new members of the Board of Directors.
The new members are former U.S. Senators Paula Hawkins and E.J. "Jake" Garn, and Daniel W. Campbell. Mrs. Hawkins is a principal in the consulting firm of Paula Hawkins & Associates. Mr. Garn currently serves as Vice Chairman of Huntsman Corporation, one of the largest privately held chemical companies in the United States. Mr. Campbell, a certified public accountant and former Chief Financial Officer of WordPerfect Corporation, is currently Managing General Partner of EsNet, Ltd., a property development and management company.

                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              NU SKIN ASIA PACIFIC, INC.




Dated:  March 12, 1997                  By:  /s/ M. Truman Hunt
                                        Name: M. Truman Hunt
                                        Title: Vice President of Legal Affairs
                                               and Investor Relations